As filed with the United States Securities and Exchange Commission on April 5, 2004 Registration No. 333-


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.
             (exact name of registrant as specified in its charter)

          DELAWARE                                      06-1504091
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)



                               12 E. BROAD STREET
                          HAZLETON, PENNSYLVANIA 18201
                                 (570) 459-3700
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

             NORTHEAST PENNSYLVANIA FINANCIAL CORP. 2004 STOCK PLAN
                            (Full Title of the Plan)
                     ---------------------------------------

                                           COPIES TO:
THOMAS M. PETRO
PRESIDENT AND CHIEF EXECUTIVE OFFICER      THOMAS J. HAGGERTY, ESQ.
NORTHEAST PENNSYLVANIA FINANCIAL CORP.     THOMAS P. HUTTON, ESQ.
12 E. BROAD STREET                         MULDOON MURPHY FAUCETTE & AGUGGIA LLP
HAZLETON, PENNSYLVANIA 18201               5101 WISCONSIN AVENUE, N.W.
(570) 459-3700                             WASHINGTON, D.C.  20016
(Name, address, including zip code,        (202) 362-0840
and telephone number, including area
code, of agent for service)

================================================================================================================
                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE       AMOUNT TO BE         OFFERING PRICE       AGGREGATE OFFERING       AMOUNT OF
     REGISTERED                 REGISTERED (1)         PER SHARE(3)           PRICE            REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
    Common Stock                  205,000               $18.39               $3,769,950              $478
    $.01 par value               shares(2)
================================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Northeast Pennsylvania Financial Corp. 2004 Stock Plan (the "Stock Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Northeast Pennsylvania Financial Corp. pursuant to 17 C.F.R. Section 230.416(a).
(2) Represents the shares which may be issued as stock awards or upon the exercise of options to purchase shares of Northeast Pennsylvania Financial Corp. common stock granted or to be granted under the Plan.
(3) Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to 17 C.F.R. ss.230.457(c), under the Securities Act, the price per share is the average of the bid and ask price of Northeast Pennsylvania Financial Corp. common stock as reported on the Nasdaq National Market on April 1, 2004.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

NORTHEAST PENNSYLVANIA FINANCIAL CORP.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The information regarding the Northeast Pennsylvania Financial Corp. (the "Company" or the "Registrant") 2004 Stock Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of
Part II of this Registration Statement constitute the prospectus for the Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the SEC are incorporated by reference in this Registration Statement:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which includes the consolidated statements of financial condition of Northeast Pennsylvania Financial Corp. and subsidiaries as of September 30, 2003 and 2002 and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended September 30, 2003, together with the related notes and report of KPMG LLP, independent certified public accountants filed with the SEC on January 13, 2004 (File No. 000-49952).

      (b) The Company's Quarterly Report on Form 10-Q for the quarter ending December 31, 2003, filed with the SEC on February 13, 2004 (File No. 000-49952).

      (c) The description of the Company's common stock contained in its Form 8-A12B (File No. 001-13793) as filed with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder, on January 15, 1998, as incorporated by reference in the Registrant's Form S-1 (File No. 333-43281), as amended, filed with the SEC on December 24, 1997 and declared effective on February 12, 1998.

      (d) All documents filed by the Registrant pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT, WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

      The Registrant shall indemnify its directors and employees in accordance with the following provisions from the Registrant's Certificate of
Incorporation:

      TENTH:

            A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgment, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

            B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

            C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

             D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

            E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

            F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

      ELEVENTH:

            A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders;
      (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

            Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 8.     EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

      (a)   List of Exhibits (filed herewith unless otherwise noted)

            5.0 Opinion of Muldoon Murphy Faucette & Aguggia LLP as to the legality of the common stock to be issued.
            10.0  Northeast Pennsylvania Financial Corp. 2004 Stock Plan(1)
            23.1 Consent of Muldoon Murphy Faucette & Aguggia LLP (contained in the opinion included as Exhibit 5)
            23.2  Consent of KPMG LLP
            24.0  Powers of Attorney (contained on the signature pages).

------------------------------
(1) Incorporated herein by reference from Appendix B contained in the Proxy Statement (SEC No. 000-49952) filed with the SEC on January 16, 2004.

ITEM 9.     UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      THE REGISTRANT.

      Pursuant to the requirements of the Securities Act of 1933, Northeast Pennsylvania Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hazleton, Pennsylvania, on April 5, 2004.

                             NORTHEAST PENNSYLVANIA FINANCIAL CORP.


                             By: /s/ Thomas M. Petro
                                 -----------------------------------------------
                                 Thomas M. Petro
                                 President, Chief Executive Officer and Director (principal executive officer)


      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Petro) constitutes and appoints Thomas M. Petro and Mr. Petro hereby constitutes and appoints Thomas L. Kennedy, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


    Name                            Title                             Date
    ----                            -----                             ----


/s/ Thomas M. Petro         President, Chief Executive             April 5, 2004
--------------------        Officer and Director
Thomas M. Petro             (principal executive officer)



/s/ Thomas L. Kennedy       Chairman of the Board                  April 5, 2004
---------------------       and General Counsel
Thomas L. Kennedy



/s/ Jerry D. Holbrook       Chief Financial Officer and            April 5, 2004
---------------------       Secretary
Jerry D. Holbrook           (principal accounting and
                            financial officer)

                                   Director                       ________, 2004
---------------------------
Barbara A. Ecker



/s/ R. Peter Haentjens, Jr.        Director                        April 5, 2004
---------------------------
R. Peter Haentjens, Jr.



                                   Director                       ________, 2004
---------------------------
George J. Hayden



                                   Director                       ________, 2004
---------------------------
Honorable John P. Lavelle



/s/ Michael J. Leib                Director                        April 5, 2004
-----------------------
Michael J. Leib



/s/ William J. Spear               Director                        April 5, 2004
-----------------------
William J. Spear



                                   Director                       ________, 2004
---------------------------
Joseph P. Schlitzer

                                  EXHIBIT INDEX
                                  -------------



                                                                                   Sequentially
                                                                                     Numbered
                                                                                       Page
 Exhibit No.     Description                              Method of Filing           Location
------------     ---------------------------------        ----------------------   -------------

     5.0         Opinion of Muldoon Murphy Faucette &     Filed herewith.
                 Aguggia LLP as to the legality of the
                 common stock to be issued.

    10.0         Northeast Pennsylvania Financial Corp.   Incorporated by reference.
                 2004 Stock Plan

    23.1         Consent of Muldoon Murphy Faucette       Contained in the opinion
                 & Aguggia LLP                            included as Exhibit 5.

    23.2         Consent of KPMG LLP                      Filed herewith.

    24.0         Power of Attorney                        Located on the signature
                                                          page.
